EXHIBIT 4



SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-      )

Filings Under the Public Utility Holding Company Act of 1935 ("Act")

____________, 1997


                  Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.
                  Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 1997 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or amended, may be granted and/or permitted to become effective.

Central  Power  and  Light  Company,   Public   Service   Company  of  Oklahoma,
Southwestern Electric Power Company, West Texas Utilities Company and Central and South West Services, Inc.
(70-      )

                  Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company, wholly owned public utility subsidiaries of Central and South West Corporation ("CSW"), a registered holding company, and Central and South West Services, Inc., a wholly owned subsidiary of CSW that is authorized to provide services to associate companies in the CSW system, have filed an application on Form U-1 seeking authority to offer warranty plans for the servicing and repair of appliances. The Operating Companies, directly or through the Service Company, propose to enter into arrangements with one or more providers of warranty plans ("Plan Providers") for the servicing and repair of electric and gas appliances, including kitchen and laundry appliances, heating, ventilation and air conditioning systems, personal computer systems and home entertainment video and audio systems (the "Plans"), and to offer the Plans to their customers.
All such arrangements would include the following features:


         1. The Plans would be offered to customers of the Operating Company using marketing materials designed by the Operating Companies (or designed by the Plan Providers and approved by the Operating Companies) and mailed to customers as billing inserts, or directly, using the billing and mailing systems of the Operating Companies.



         2. The Plans would be legal obligations of the Plan Providers, underwritten by such insurance arrangements as the Operating Companies might require.


         3. The Plan Providers would be responsible for responding to customers' calls for service and to making arrangements with adequately licensed and insured service contractors to perform the services covered by the Plans. In certain cases, the Operating Companies might qualify as service contractors under the Plans.


         4. The Operating Companies would bill customers that enrolled in the Plans monthly fees for coverages selected by them and remit the fees to the Plan Providers. The Plan Providers would either pay a service and administration fee to the Operating Companies or the Operating Companies would retain such a fee out of the monthly fees paid by customers. The Operating Companies would not have any responsibility for ensuring the payment of the monthly fees by their customers.


                  It is currently estimated that the Plans could generate gross revenues to the Operating Companies of $50,000, $980,000 and $1,137,500 during 1997 (assuming a September 1 start-up date), 1998 and 1999 and expenses (including start-up expenses) during those years of $100,000, $150,000 and $175,000, respectively.


                  The Operating  Companies believe that the offering of Plans to
their  customers  will  result  in  enhanced  reliability,   safety  and  energy
efficiency of their customers' appliances.